Exhibit 99.1

Earnings Release

ALTICE USA REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS
Reaches 2.2 Million Fiber Passings and More Than 170K Fiber Customers

NEW YORK (February 22, 2023) - Altice USA (NYSE: ATUS) today reports results for the fourth quarter and full year ended December 31, 2022.
Dennis Mathew, Altice USA Chief Executive Officer, said: "In the full year 2022, we made great progress against our key initiatives and began to see the benefits of our increased investments, notably around our fiber network expansion, accelerated new build activity, execution of the Suddenlink rebrand to Optimum, improvements in customer care and growing our distribution channels. We are pleased with our momentum as demonstrated by the sequential improvement in our subscriber trends in the fourth quarter. Looking ahead, we have a clear strategy centered around growing our broadband and mobile businesses by delivering best-in-class customer and employee experiences and we are committed to executing with discipline, setting us on a path to return to sustainable customer, revenue, and cash flow growth."

Key Financial Highlights
•Total Revenue declined -6.0% YoY in Q4 2022 to $2.37 billion (-4.7% excluding air strand revenue(1)), including Residential revenue decline of -5.0% YoY, Business Services revenue decline of -9.3% YoY (-0.4% excluding air strand revenue(1)) and News & Advertising revenue decline of -10.8% YoY. Total revenue declined -4.4% YoY in FY 2022 (-3.2% excluding air strand revenue(1)).
•Net income (loss) attributable to stockholders was ($193.1) million in Q4 2022 (($0.43)/share on a diluted basis) compared to $251.7 million in Q4 2021 ($0.56/share on a diluted basis). Net income attributable to stockholders was $194.6 million ($0.43/share on a diluted basis) in FY 2022 compared to net income of $990.3 million in FY 2021 ($2.14/share on a diluted basis).
•Net cash flows from operating activities were $461.2 million in Q4 2022, compared to $676.6 million in Q4 2021. Net cash flows from operating activities were $2.37 billion in FY 2022, compared to $2.85 billion in FY 2021.
•Adjusted EBITDA(2) declined -15.7% YoY in Q4 2022 to $913.3 million (-12.8% excluding air strand revenue(1)) with a margin of 38.6%. Adjusted EBITDA declined -12.7% YoY to $3.87 billion (-10.3% excluding air strand revenue(1)) in FY 2022 with a margin of 40.1%.
•Cash capital expenditures of $543.2 million in Q4 2022 represented 22.9% of revenue and were up 40.5% YoY. Cash capital expenditures of $1.91 billion in FY 2022 represented 19.8% of revenue and were up 55.4% YoY mainly driven by accelerated fiber-to-the-home (FTTH) rollout and new builds (10.4% of revenue excluding FTTH and new builds).
•Operating Free Cash Flow(2) decreased -46.9% YoY to $370.1 million in Q4 2022 and decreased -38.9% YoY to $1.95 billion in FY 2022.
•Free Cash Flow(2) was ($82.0) million in Q4 2022 and $452.6 million in FY 2022.

Q4-22 Summary Financials	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2022	2021	2022	2021
Revenue	$2,369,196	$2,521,138	$9,647,659	$10,090,849
Net income (loss) attributable to Altice USA, Inc. stockholders	(193,113)	251,662	194,563	990,311
Adjusted EBITDA(2)	913,349	1,083,040	3,866,537	4,427,251
Capital Expenditures (cash)	543,226	386,648	1,914,282	1,231,715

Earnings Release

Revenue Growth and Adjusted EBITDA Detail	Q4-22	FY-22

Total Revenue YoY	(6.0)%	(4.4)%
excl. air strand revenue(1)	(4.7)%	(3.2)%

Residential Revenue YoY	(5.0)%	(4.0)%

Business Services Revenue YoY	(9.3)%	(7.1)%
excl. air strand revenue(1)	(0.4)%	0.6%

News & Advertising Revenue YoY	(10.8)%	(5.5)%
excl. political revenue	(25.0)%	(10.5)%

Adjusted EBITDA YoY	(15.7)%	(12.7)%
excl. air strand revenue(1)	(12.8)%	(10.3)%
Adjusted EBITDA Margin	38.6%	40.1%

Residential unique customer relationships(3), broadband subscribers and organic net additions (losses)(4)
Subscribers (in thousands)	Q1-21	Q2-21(5)	Q3-21	Q4-21	FY-21(5)	Q1-22	Q2-22	Q3-22	Q4-22	FY-22
Residential ending customer relationships	4,647.4	4,670.7	4,646.0	4,632.8	4,632.8	4,612.1	4,564.2	4,514.7	4,498.5	4,498.5
Residential customer organic net losses	(1.0)	(11.9)	(24.7)	(13.2)	(50.8)	(20.7)	(47.9)	(49.5)	(16.2)	(134.3)
Broadband ending subscribers	4,370.8	4,401.3	4,388.1	4,386.2	4,386.2	4,373.2	4,333.6	4,290.6	4,282.9	4,282.9
Broadband organic net additions (losses)	11.5	0.2	(13.1)	(1.9)	(3.3)	(13.0)	(39.6)	(43.0)	(7.7)	(103.3)

Key Operational Highlights
•Fiber Broadband Primary Service Units (PSUs): Quarterly FTTH broadband net additions were +36k in Q4 2022, more than three times the growth compared to Q4 2021 (+11k). Fiber broadband net adds were +102k in FY 2022 driven by both higher fiber gross additions and increased migrations of existing customers. Total fiber broadband customers reached 172k as of the end of FY 2022.
•Total unique Residential customer relationships declined -2.9% YoY in Q4 2022. Quarterly unique Residential customer net losses in the quarter were -16k, compared to -13k in Q4 2021. Unique Residential customer net losses were -134k in FY 2022, compared to -51k organic net losses in FY 2021.
•Residential Broadband PSUs: Quarterly Residential broadband net losses were -8k in Q4 2022, compared to -2k broadband net losses in Q4 2021. Residential broadband net losses were -103k in FY 2022, compared to -3k organic net losses in FY 2021.
•Residential Video PSUs: Quarterly Residential video net losses were -53k in Q4 2022, compared to -71k video net losses in Q4 2021. Residential video net losses were -293k in FY 2022, compared to -241k organic net losses in 2021.
•Residential revenue declined -5.0% YoY in Q4 2022 to $1.82 billion. Residential revenue declined -4.0% YoY to $7.54 billion in FY 2022.
▪Residential revenue per customer relationship declined -2.2% YoY in Q4 2022 to $134.76. Residential revenue per customer declined -2.4% YoY in FY 2022 to $137.70, mostly due to the loss of higher ARPU video customers.

Earnings Release

•Business Services revenue of $368.3 million was down -9.3% YoY in Q4 2022 due to the early termination of a backhaul contract for air strands which resulted in the recognition of deferred revenue and termination fees over the amended term in the prior year period. Excluding air strand revenue in the prior period, Business Services revenue was down -0.4% YoY(1). SMB / Other revenue was down -11.6% YoY in Q4 2022, or grew +0.2% YoY excluding air strand revenue(1). Lightpath revenue was down -1.9% YoY in Q4 2022. Business Services revenue was down -7.1% YoY in FY 2022, or grew +0.6% YoY excluding air strand revenue(1). SMB / Other revenue was down -9.3% YoY in FY 2022, or grew +1.0% YoY excluding air strand revenue(1). Lightpath revenue was down -0.3% YoY in FY 2022.
•News and Advertising revenue was down -10.8% YoY to $151.8 million in Q4 2022, or down -25.0% YoY excluding political revenue. FY 2022 revenue was down -5.5% YoY to $520.3 million, or down -10.5% excluding political revenue.
•Optimum Mobile has approximately 240k mobile lines(6) as of December 31, 2022 (+4k mobile net additions in Q4 2022 and +54k net adds in FY 2022), reaching 5.6% penetration of the Company's residential broadband customer base.
Fiber Rollout, Multi-Gig Fiber Internet and Network Expansion Update
•Fiber (FTTH) rollout update: As of Q4 2022, the Company has 2.16 million FTTH passings, adding +251k new FTTH passings in the fourth quarter and adding +988k in FY 2022. This represents the highest amount of annual incremental FTTH passings to date (vs. +271k new passings in FY 2021, and +390k new passings in FY 2020).
•Rollout of Optimum 5 Gig and 2 Gig Fiber Internet service: In the last year the Company introduced both Optimum 5 Gbps (5 Gig) and 2 Gbps (2 Gig) Fiber Internet, with symmetrical data speeds up to 5 Gig and 2 Gig respectively. The new 5 Gig and 2 Gig Optimum Fiber Internet tiers are now available across Long Island and Connecticut in our fiber footprint. At the end of Q4 2022, 45% of the Company’s fiber passings had multi-gig speeds available.
•1 Gbps (1 Gig) broadband speed sell-in to all new customers, where 1 Gig or higher services are available, was 40% in Q4 2022. Approximately 20% of the Residential broadband customer base currently take 1 Gig speeds, representing a significant growth opportunity for the Company.
•Broadband speeds taken on average have nearly doubled in the past three years to 402 Mbps in Q4 2022. Approximately 40% of the Company’s broadband customers remain on plans with download speeds of 200 Mbps or less, representing a sizable opportunity to continue to upgrade speeds. Broadband-only customer usage averaged 564 GB per month in Q4 2022, which is 22% higher than the average usage of the entire customer base (461 GB per month).
•New build activity update: the Company has been accelerating the pace of its network edge-outs, adding +49k passings in Q4 2022, and a total of +200k total passings in the last twelve months (LTM). The Company continues to see strong momentum in growing customer penetration, typically reaching approximately 40% within a year of rollout in new-build areas. The Company is targeting an incremental 150k+ new passings in FY 2023.
FY 2023 Capex Guidance
•The Company expects to continue to invest in key growth initiatives, with anticipated cash capex of approximately $1.7 billion to $1.8 billion in FY 2023.

Earnings Release

Balance Sheet Review
As of December 31, 2022:
•Net debt for CSC Holdings, LLC Restricted Group was $22,921 million at the end of Q4 2022(7), representing net leverage of 6.3x Adjusted EBITDA on a LTM basis, or 6.6x Adjusted EBITDA on a Last 2 Quarters Annualized (L2QA) basis. The weighted average cost of debt for CSC Holdings, LLC Restricted Group was 5.7% as of the end of Q4 2022 and the weighted average life was 5.7 years. The Company expects to return to a leverage target of 4.5x to 5.0x net debt / Adjusted EBITDA on a L2QA basis for its CSC Holdings, LLC debt silo over time.
•Net debt for Cablevision Lightpath LLC was $1,353 million at the end of Q4 2022(7), representing net leverage of 6.0x LTM (5.7x L2QA). The weighted average cost of debt for Cablevision Lightpath LLC was 5.4% as of the end of Q4 2022 and the weighted average life was 5.1 years.
•Consolidated net debt for Altice USA was $24,240 million(7), representing consolidated net leverage of 6.3x LTM (6.5x L2QA at the end of Q4 2022).

Successful Pricing of New Term Loan
On December 19, 2022, CSC Holdings entered into the thirteenth amendment under its existing credit facilities agreement (the "Thirteenth Amendment" or "Term Loan B-6"). The Term Loan B-6 provides for, among other things, new refinancing term loan commitments in an aggregate principal amount of $2.0 billion issued with an original issue discount of 200 basis points, with an extended maturity until the date that is the earlier of (i) January 15, 2028 and (ii) April 15, 2027 if, as of such date, any Term Loan B-5 borrowings are still outstanding, unless the Incremental Loan B-5 maturity date has been extended to a date falling after January 15, 2028.

Interest on the Term Loan B-6 will be calculated at a rate per annum equal to the Term SOFR rate or the alternate base rate, as applicable, plus the applicable margin, where the applicable margin is (i) with respect to any alternate base rate loan, 3.50% per annum and (ii) with respect to any Term SOFR loan, 4.50% per annum. The proceeds from the Term Loan B-6 were used to refinance (including by way of cashless roll) a portion of the Company's Term Loan B-1 and Term Loan B-3.

Shares Outstanding
As of December 31, 2022, the Company had 456,162,292 combined Class A and Class B shares outstanding.

Earnings Release

Altice USA Consolidated Operating Results (In thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue:
Broadband	$960,628	$972,953	$3,930,667	$3,925,089
Video	781,869	850,344	3,281,306	3,526,205
Telephony	79,454	94,515	332,406	404,813
Residential revenue	1,821,951	1,917,812	7,544,379	7,856,107
Business services and wholesale	368,258	406,005	1,473,837	1,586,044
News and Advertising	151,846	170,205	520,293	550,667
Mobile	24,367	23,839	97,679	84,194
Other	2,774	3,277	11,471	13,837
Total revenue	2,369,196	2,521,138	9,647,659	10,090,849
Operating expenses:
Programming and other direct costs	775,713	836,484	3,205,638	3,382,129
Other operating expenses	725,709	619,633	2,735,469	2,379,765
Restructuring expense and other operating items(17)	120,227	6,218	130,285	17,176
Depreciation and amortization (including impairments)	446,430	460,010	1,773,673	1,787,152
Operating income	301,117	598,793	1,802,594	2,524,627
Other income (expense):
Interest expense, net	(377,072)	(311,907)	(1,331,636)	(1,266,591)
Gain (loss) on investments	242,268	(240,549)	(659,792)	(88,898)
Gain (loss) on derivative contracts, net	(218,041)	194,931	425,815	85,911
Gain on interest rate swap contracts	2,828	33,135	271,788	92,735
Loss on extinguishment of debt and write-off of deferred financing costs	(575)	—	(575)	(51,712)
Other income, net	339	2,229	8,535	9,835
Income (loss) before income taxes	(49,136)	276,632	516,729	1,305,907
Income tax expense	(143,277)	(15,922)	(295,840)	(294,975)
Net income (loss)	(192,413)	260,710	220,889	1,010,932
Net income attributable to noncontrolling interests	(700)	(9,048)	(26,326)	(20,621)
Net income (loss) attributable to Altice USA stockholders	$(193,113)	$251,662	$194,563	$990,311
Basic net income (loss) per share	$(0.43)	$0.56	$0.43	$2.16
Diluted net income (loss) per share	$(0.43)	$0.56	$0.43	$2.14
Basic weighted average common shares	453,276	453,228	453,244	458,311
Diluted weighted average common shares	453,276	453,230	453,282	462,295

Earnings Release

Altice USA Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	December 31,
	2022	2021
Cash flows from operating activities:
Net income	$220,889	$1,010,932
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including impairments)	1,773,673	1,787,152
Loss on investments	659,792	88,898
Gain on derivative contracts, net	(425,815)	(85,911)
Loss on extinguishment of debt and write-off of deferred financing costs	575	51,712
Amortization of deferred financing costs and discounts (premiums) on indebtedness	77,356	91,226
Share-based compensation expense	159,985	98,296
Deferred income taxes	36,385	40,701
Decrease in right-of-use assets	44,342	43,820
Provision for doubtful accounts	88,159	68,809
Other	3,460	4,928
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	(45,279)	(30,379)
Prepaid expenses and other assets	50,419	28,343
Amounts due from and due to affiliates	(7,749)	23,758
Accounts payable and accrued liabilities	46,724	(177,326)
Deferred revenue	(14,953)	(40,929)
Interest rate swap contracts	(301,062)	(149,952)
Net cash provided by operating activities	2,366,901	2,854,078
Cash flows from investing activities:
Capital expenditures	(1,914,282)	(1,231,715)
Payment for acquisitions, net of cash acquired	(2,060)	(340,444)
Other, net	(5,168)	(1,444)
Net cash used in investing activities	(1,921,510)	(1,573,603)
Cash flows from financing activities:
Proceeds from long-term debt	4,276,903	4,410,000
Repayment of debt	(4,469,727)	(4,870,108)
Proceeds from collateralized indebtedness and related derivative contracts, net	—	185,105
Repayment of collateralized indebtedness and related derivative contracts, net	—	(185,105)
Principal payments on finance lease obligations	(134,682)	(85,949)
Purchase of shares of Altice USA Class A common stock, pursuant to a share repurchase program	—	(804,928)
Other	(8,400)	(11,539)
Net cash used in financing activities	(335,906)	(1,362,524)
Net increase (decrease) in cash and cash equivalents	109,485	(82,049)
Effect of exchange rate changes on cash and cash equivalents	291	(662)
Net increase (decrease) in cash and cash equivalents	109,776	(82,711)
Cash, cash equivalents and restricted cash at beginning of year	195,975	278,686
Cash, cash equivalents and restricted cash at end of period	$305,751	$195,975

Earnings Release

Reconciliation of Non-GAAP Financial Measures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, net, depreciation and amortization, share-based compensation, restructuring expense and other operating items (such as significant legal settlements, contractual payments for terminated employees, and impairments).
Adjusted EBITDA eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our business and from intangible assets recognized from acquisitions, as well as certain non-cash and other operating items that affect the period-to-period comparability of our operating performance. In addition, Adjusted EBITDA is unaffected by our capital and tax structures and by our investment activities.
We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Operating Free Cash Flow (defined as Adjusted EBITDA less cash capital expenditures), and Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as indicators of the Company’s financial performance. We believe these measures are two of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although they may not be directly comparable to similar measures reported by other companies.
We revised our definition of Adjusted EBITDA in the fourth quarter of 2022 to exclude the impact of significant legal settlements. This revision did not impact amounts reported in prior periods.

Earnings Release

Reconciliation of net income to Adjusted EBITDA and Operating Free Cash Flow (unaudited):

(in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Net income (loss)	$(192,413)	$260,710	$220,889	$1,010,932
Income tax expense	143,277	15,922	295,840	294,975
Other income, net	(339)	(2,229)	(8,535)	(9,835)
Gain on interest rate swap contracts, net	(2,828)	(33,135)	(271,788)	(92,735)
Loss (gain) on derivative contracts, net	218,041	(194,931)	(425,815)	(85,911)
Loss (gain) on investments	(242,268)	240,549	659,792	88,898
Loss on extinguishment of debt and write-off of deferred financing costs	575	—	575	51,712
Interest expense, net	377,072	311,907	1,331,636	1,266,591
Depreciation and amortization (including impairments)	446,430	460,010	1,773,673	1,787,152
Restructuring expense and other operating items	120,227	6,218	130,285	17,176
Share-based compensation	45,575	18,019	159,985	98,296
Adjusted EBITDA	913,349	1,083,040	3,866,537	4,427,251
Capital Expenditures (cash)	543,226	386,648	1,914,282	1,231,715
Operating Free Cash Flow	$370,123	$696,392	$1,952,255	$3,195,536

Reconciliation of net cash flow from operating activities to Free Cash Flow (unaudited):

Net cash flows from operating activities	$461,185	$676,599	$2,366,901	$2,854,078
Capital Expenditures (cash)	543,226	386,648	1,914,282	1,231,715
Free Cash Flow	$(82,041)	$289,951	$452,619	$1,622,363

Customer Metrics (in thousands, except per customer amounts)

	Q1-21	Q2-21(5)	Q3-21	Q4-21	FY-21(5)	Q1-22	Q2-22	Q3-22	Q4-22	FY-22
Total Passings(8)	9,067.6	9,195.1	9,212.5	9,263.3	9,263.3	9,304.9	9,363.1	9,414.9	9,463.8	9,463.8
Residential	4,647.4	4,670.7	4,646.0	4,632.8	4,632.8	4,612.1	4,564.2	4,514.7	4,498.5	4,498.5
SMB	375.8	380.7	381.6	381.9	381.9	382.9	383.1	382.5	381.2	381.2
Total Unique Customer Relationships(3)	5,023.2	5,051.4	5,027.6	5,014.7	5,014.7	4,995.0	4,947.3	4,897.2	4,879.7	4,879.7
Residential Customers:
Broadband	4,370.8	4,401.3	4,388.1	4,386.2	4,386.2	4,373.2	4,333.6	4,290.6	4,282.9	4,282.9
Video	2,906.6	2,870.5	2,803.0	2,732.3	2,732.3	2,658.7	2,574.2	2,491.8	2,439.0	2,439.0
Telephony	2,161.2	2,118.4	2,057.1	2,005.2	2,005.2	1,951.5	1,886.9	1,818.9	1,764.1	1,764.1
Residential ARPU ($)(9)	142.24	142.24	140.73	137.79	141.08	137.92	140.13	138.12	134.76	137.70

Fiber (FTTH) Customer Metrics (in thousands)

	Q1-21	Q2-21	Q3-21	Q4-21	FY-21	Q1-22	Q2-22	Q3-22	Q4-22	FY-22
FTTH Total Passings(10)	921.4	982.5	1,026.6	1,171.0	1,171.0	1,316.6	1,587.1	1,908.2	2,158.7	2,158.7
FTTH Total customer relationships(11)	35.9	47.3	58.9	69.7	69.7	81.0	104.4	135.3	171.7	171.7
FTTH Residential	35.9	47.3	58.7	69.3	69.3	80.4	103.7	134.2	170.0	170.0
FTTH SMB	0.0	0.1	0.2	0.3	0.3	0.6	0.7	1.2	1.7	1.7

Earnings Release

Consolidated Net Debt as of December 31, 2022

CSC Holdings, LLC Restricted Group (in $m)	Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$1,575	S+2.350%	2025(12)
Term Loan	1,536	L+2.250%	2025
Term Loan B-3	527	L+2.250%	2026
Term Loan B-5	2,918	L+2.500%	2027
Term Loan B-6	2,002	S+4.500%	2028(13)
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,750	6.500%	2029
Guaranteed Notes	1,100	4.125%	2030
Guaranteed Notes	1,000	3.375%	2031
Guaranteed Notes	1,500	4.500%	2031
Senior Notes	750	5.250%	2024
Senior Notes	1,046	7.500%	2028
Legacy unexchanged Cequel Notes	4	7.500%	2028
Senior Notes	2,250	5.750%	2030
Senior Notes	2,325	4.625%	2030
Senior Notes	500	5.000%	2031
CSC Holdings, LLC Restricted Group Gross Debt	23,092
CSC Holdings, LLC Restricted Group Cash	(171)
CSC Holdings, LLC Restricted Group Net Debt	$22,921

CSC Holdings, LLC Restricted Group Undrawn RCF	$769

Cablevision Lightpath LLC (in $m)	Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$—	L+3.250%	2025
Term Loan	588	L+3.250%	2027
Senior Secured Notes	450	3.875%	2027
Senior Notes	415	5.625%	2028
Cablevision Lightpath Gross Debt	1,453
Cablevision Lightpath Cash	(100)
Cablevision Lightpath Net Debt	$1,353

Cablevision Lightpath Undrawn RCF	$100

Earnings Release

Net Leverage Schedules as of December 31, 2022 (in $m)

	CSC Holdings Restricted Group(14)	Cablevision Lightpath LLC	CSC Holdings Consolidated(15)	Altice USA Consolidated

Gross Debt Consolidated(16)	$23,092	$1,453	$24,545	$24,545
Cash	(171)	(100)	(305)	(305)
Net Debt Consolidated	$22,921	$1,353	$24,240	$24,240
LTM EBITDA	$3,633	$225	$3,867	$3,867
L2QA EBITDA	$3,488	$237	$3,735	$3,735
Net Leverage (LTM)	6.3x	6.0x	6.3x	6.3x
Net Leverage (L2QA)	6.6x	5.7x	6.5x	6.5x
WACD (%)	5.7%	5.4%	5.7%	5.7%

Reconciliation to Financial Reported Debt
Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$24,469
Unamortized financing costs and discounts, net of unamortized premiums	24
Fair value adjustments	52
Gross Debt Consolidated(16)	24,545
Finance leases and other notes	372
Total Debt	24,917
Cash	(305)
Net Debt	$24,612

Earnings Release

(1)Excludes all air strand revenue and related costs from Business Services for all periods.
(2)See “Reconciliation of Non-GAAP Financial Measures” on page 8 of this release.
(3)Total Unique Customer Relationships represent the number of households/businesses that receive at least one of the Company’s fixed-line services. Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our hybrid-fiber-coaxial (HFC) and fiber-to-the-home (FTTH) network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(4)Customer metrics do not include Optimum Mobile customers.
(5)Since Q2-21, figures include Morris Broadband, LLC acquired subscribers.
(6)Mobile lines include approximately 31.6k lines receiving free service.
(7)Net debt, defined as the principal amount of debt less cash, and excluding finance leases and other notes and collateralized debt.
(8)Total passings represents the estimated number of single residence homes, apartments and condominium units passed by the HFC and FTTH network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our HFC and FTTH network. Broadband services were not available to approximately 30 thousand total passings and telephony services were not available to approximately 500 thousand total passings. Total passings include approximately 89k total passings acquired in the Morris Broadband acquisition in Q2-21.
(9)ARPU is calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, video and telephony services to Residential customers by the average number of total Residential customers for the same period.
(10)Represents the estimated number of single residence homes, apartments and condominium units passed by the FTTH network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our FTTH network.
(11)Represents number of households/businesses that receive at least one of the Company's fixed-line services on our FTTH network. FTTH customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our FTTH network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(12)The CSC Holdings' revolving credit facility is due on the earlier of (i) July 13, 2027 and (ii) April 17, 2025 if, as of such date, any Term Loan borrowings are still outstanding, unless the Term Loan maturity date has been extended to a date falling after July 13, 2027.
(13)The Term Loan B-6 that is due on the earlier of (i) January 15, 2028 and (ii) April 15, 2027 if, as of such date, any Term Loan B-5 are still outstanding, unless the Term Loan B-5 maturity date has been extended to a date falling after January 15, 2028.
(14)CSC Holdings, LLC Restricted Group excludes the unrestricted subsidiaries, primarily Cablevision Lightpath LLC and NY Interconnect, LLC.
(15)CSC Holdings Consolidated includes the CSC Holdings, LLC Restricted Group and the unrestricted subsidiaries.
(16)Principal amount of debt excluding finance leases and other notes and collateralized debt.
(17)Includes a legal settlement with T-Mobile of $112.5 million in Q4 2022 related to a legacy Sprint VoIP patent dispute. The Company paid $65 million in December 2022 and the balance of $47.5 million is payable on or before June 30, 2024.

Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.

Earnings Release

Contacts
Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com
Sarah Freedman: +1 631 660 8714 / sarah.freedman@alticeusa.com

Communications
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@alticeusa.com
Janet Meahan: +1 516 519 2353 / janet.meahan@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to approximately 4.9 million residential and business customers across 21 states through its Optimum brand. The Company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar News and i24NEWS networks.

FORWARD-LOOKING STATEMENTS
Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this earnings release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial conditions and performance, results of operations and liquidity; our strategy, objectives, prospects, capital expenditure plans, fiber deployment and network expansion and upgrade plans, distribution channel expansion plans and leverage targets; our ability to achieve operational performance improvements; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “should”, “target”, or “will” or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this earnings release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and previous reports on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.